Exhibit 99.1

(Catalina Marketing Logo)	NEWS

FOR IMMEDIATE RELEASE
INVESTOR CONTACTS:

Christopher W. Wolf

Executive Vice President and Chief Financial Officer (727) 579-5218

Joanne Freiberger Vice President, Finance (727) 579-5116

MEDIA CONTACT:

Susan Gear Executive Director, Marketing (727) 579-5452

CATALINA MARKETING RETAINS PRICEWATERHOUSECOOPERS
AS ITS INDEPENDENT AUDITORS

ST.     PETERSBURG, Fla., October 2, 2003 — Catalina Marketing Corporation (NYSE: POS) announced today that PricewaterhouseCoopers LLP (PwC) has been engaged as the company’s independent auditors. The decision to retain PwC comes after a thorough selection process and was based on the unanimous recommendation of the Audit Committee, with the consent of the board of directors.

PricewaterhouseCoopers will re-audit Catalina Marketing’s results for the years ended March 31, 2001 and 2002, and will also audit fiscal year 2003. Upon completion of these audits, PwC will review the company’s quarterly financial reports for fiscal 2004. While the audit process is expected to begin soon, the time required to complete the audits has not yet been determined.

“We are pleased to have retained PricewaterhouseCoopers and look forward to working with them to resolve the company’s financial reporting issues. PwC’s reputation for audit quality and accounting practice leadership were important factors in the company’s selection,” said Frank Barker, co-chair of the Audit Committee. “The company’s board of directors and management are fully committed to support PwC’s work and findings.” Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of behavior-based marketing services for manufacturers and retailers. These behavior-based marketing services are provided by interrelated operating groups that strive to influence purchase behavior of consumers wherever and whenever they make purchase decisions.

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POS Retains Independent Auditors

Through these operating groups, Catalina Marketing Corporation is able to reach consumers internationally and domestically — in-store, using incentives, loyalty programs and advertising messages, and at-home, through direct mail and sampling. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.